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Exhibit 10.51

@ROAD, INC.

CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (the "Agreement") is made and entered into effective as of March 14, 2005 by and between [Name] ("Employee") and @Road, Inc., a Delaware corporation (the "Company").

RECITALS

        A.    It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company's Board of Directors (the "Board"). The Board recognizes that such consideration can be a distraction to Employee, and can cause him or her to consider alternative opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

        B.    To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

        C.    Certain capitalized terms used in the Agreement are defined in Section 2 below.

        In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

        1.     Change of Control.    In the event of a (i) Change of Control (as defined below) and (ii) an Involuntary Termination (as defined below) within one year of the effective date of the Change of Control and Employee has been employed by the Company for (a) less than one year prior to the effective date of the Change of Control, the vesting of any stock option or restricted stock then held by Employee shall automatically be accelerated as though Employee maintained his employment or consulting relationship with the Company for a period of 12 months following the effective date of the Involuntary Termination or (b) at least one year prior to the effective date of the Change of Control, the vesting of any stock option or restricted stock then held by Employee shall automatically be accelerated as though Employee maintained his employment or consulting relationship with the Company for a period of 24 months following the effective date of the Involuntary Termination. In the case of options, each such option shall be exercisable in accordance with the provisions of the option agreement and plan pursuant to which such option was granted.

        2.     Definition of Terms.

          (a)   "Change of Control" shall mean a merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

          (b)   "Involuntary Termination" shall mean (i) any termination of Employee's employment or consulting relationship with the Company (or its successor entity upon a Change of Control) other than for Cause, or (ii) Employee's voluntary termination, upon 30 days prior written notice to the Company, following (A) a material reduction or change in job duties, responsibilities and requirements from the Employee's duties, responsibilities and requirements prior to the Change of

  Control, (B) any reduction of the Employee's total compensation; or (C) the Employee's refusal to relocate to a location more than 50 miles from the Company's current location.

          (c)   "Cause" shall mean (i) gross negligence or willful misconduct in the performance of the Employee's duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, or (ii) repeated unexplained or unjustified absence from the Company, or (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

        3.     Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal affiliates, representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        4.     Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Legal Counsel.

        5.     Miscellaneous Provisions.

          (a)   No Duty to Mitigate.    Neither Employee nor any affiliate of Employee shall be required to mitigate the amount of any payment contemplated by this Agreement, nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

          (b)   Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c)   Whole Agreement.    No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and/or concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreements shall be deemed null and void.

          (d)   Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

          (e)   Severability.    If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

          (f)    Arbitration.    Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

          (g)   Legal Fees and Expenses.    The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

          (h)   No Assignment of Benefits.    The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (h) shall be void.

          (i)    Assignment by Company.    The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.

          (j)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        [Signature Page Follows]

        IN WITNESS WHEREOF, each of the parties has executed this Change of Control Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

@Road, Inc.	[Name]
By:
(Signature)
Title:

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  Exhibit 10.51